Exhibit 10.48

MRI INTERVENTIONS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Retainers and Meeting Fees

The following table sets forth the fees to be paid to the non-employee directors of MRI Interventions, Inc. (the “Company”):

Board of Directors:
Annual retainer per director	$15,000
Fee per meeting of the Board (in-person)	$1,000
Fee per meeting of the Board (telephonic)	$500

Audit Committee:
Annual retainer for chairperson	$8,000
Annual retainer for other members	$4,000
Fee per meeting	$0

Compensation Committee:
Annual retainer for chairperson	$6,000
Annual retainer for other members	$3,000
Fee per meeting	$0

Corporate Governance and Nominating Committee:
Annual retainer for chairperson	$6,000
Annual retainer for other members	$3,000
Fee per meeting	$0

The above retainers are paid in quarterly installments, in arrears.  The Company also reimburses each non-employee director for reasonable travel and other expenses in connection with attending meetings of the Board of Directors.

Stock Options – New Director One-Time Grant

Upon an individual becoming a non-employee director for the first time, the new director will receive a stock option grant entitling him/her to purchase 45,000 shares* of the Company’s common stock.  Such options will vest in equal annual installments over three years.  The exercise price of these options will equal the “fair market value” of the Company’s common stock on the date of grant.

* Such number of shares to be equitably and proportionately adjusted to reflect and take into account any unusual or non-recurring transaction that affects the Company’s common stock, including a recapitalization, stock split, reverse stock split, split-up, combination or other similar corporate transaction or event.

Stock Options - Annual Grants

Any individual who serves as a non-employee director on the day following an annual meeting of the Corporation’s stockholders will receive a stock option grant entitling him/her to purchase 20,000 shares* of the Company’s common stock.  Such options will vest on the earlier of the first anniversary of the grant date or the day immediately preceding the next annual meeting of stockholders. The exercise price of these options will equal the “fair market value” of the Company’s common stock on the date of grant.

* Such number of shares to be equitably and proportionately adjusted to reflect and take into account any unusual or non-recurring transaction that affects the Company’s common stock, including a recapitalization, stock split, reverse stock split, split-up, combination or other similar corporate transaction or event.

Option Term

Each non-employee director stock option will terminate upon the earlier to occur of: (i) ten years from the date of grant; (ii) 12 months after the director dies; (iii) 12 months after the director ceases to be a director due to disability; or (iv) three months after the director ceases to be a director for any reason other than death or disability.